Exhibit 10.1

Tandem Diabetes Care, Inc.
2023 Sr. Management Cash Bonus Plan

The Tandem Diabetes Care, Inc. 2023 Sr. Management Cash Bonus Plan (the “Bonus Plan”) has been designed to align plan participants with the business goals and strategies of Tandem Diabetes Care, Inc. (“Tandem” or the “Company”) and to further the objectives of the Company’s executive compensation program. This Bonus Plan is an important part of the Company’s commitment to recognizing key employees who contribute to the achievement of important Company performance goals. Specifically, the objectives of the Bonus Plan are as follows:

•Attract, retain and motivate executives, with the background and experience required for the Company’s future growth and success;

•Align the interests of plan participants with those of the Company’s stockholders by tying a meaningful portion of their compensation opportunity to the achievement of predetermined performance objectives that are important to our growth and success, which can increase or decrease to reflect achievement with respect to the objective;

•Together with base salary, long-term equity incentives and other components of compensation, create a total compensation package with an appropriate balance of cash versus non-cash, and guaranteed versus at risk compensation opportunities that is competitive with other medical device and technology companies’ similar in size, growth and stage.

Performance Period

The Bonus Plan is primarily intended to reward plan participants for their individual contributions to the Company’s achievement with respect to Company performance objectives for the 2023 fiscal year. However, the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) also has the discretion to consider individual or Company performance after December 31, 2023 and until the date of any actual bonus determination under the Bonus Plan in measuring performance and determining the amount of an award, if any, under the Bonus Plan.

Eligibility

Employees of the Company eligible for an award under this Bonus Plan will be limited to individuals serving as a Vice President or more senior management role within the Company, as determined by the Board of Directors or the Compensation Committee. If, following January 1, 2023, an individual is promoted or hired and becomes an eligible participant under the Bonus Plan at any time during the 2023 calendar year, then the individual will be eligible to participate under the Bonus Plan on a pro-rata basis, calculated in the reasonable discretion of the Compensation Committee, unless otherwise specifically provided by the Board of Directors or the Compensation Committee.

Bonus Opportunity
A target cash incentive amount (a “Target Bonus Amount”) for each eligible plan participant will be set as a percentage of the participant’s base salary and calculated based on 2023 salaries paid. Cash incentives may be earned under the Bonus Plan based on the achievement of a financial performance objective, a product development milestone, and a customer-related objective. The financial performance objective represents 80% of the overall Target Bonus Amount. The product development milestone and customer satisfaction-related objective will each represent 10% of the overall Target Bonus Amount, which together with the financial performance objective, represent 100% of the overall Target Bonus Amount.

Exhibit 10.1
Financial Performance Objective

The portion of the cash bonuses that relates to the Company financial performance objectives may be earned based on the Company’s actual non-GAAP revenue for fiscal year 2023 as compared to a pre-established 2023 non-GAAP revenue target (the “Revenue Target”). Subject to the foregoing, the Company financial performance objective portion of the cash bonuses may be earned under the 2023 Cash Bonus Plan as follows:

•A minimum percentage growth rate over the Company’s actual 2022 revenue, which places the Company’s revenue for 2023 at 90% of the Revenue Target (the “Minimum Revenue Target”), must be achieved for 50% bonus to be earned under the financial performance objectives portion of the 2023 Cash Bonus Plan.

•If the Company’s actual revenues are between the Minimum Revenue Target and the Revenue Target, the goal achievement for the financial performance objectives will be calculated proportionately on a straight-line basis from 50% to 100%.

•If the Company’s actual revenues meet or exceed the Revenue Target, up to 200% of the bonus may be earned upon achievement of 110% or greater of the Revenue Target (the “Outperformance Revenue Target”). The outperformance goal achievement will be calculated proportionately on a straight-line basis from 100% at the Revenue Target up to 200% at the Outperformance Revenue Target. In the event of this achievement, the Company must also achieve at least a minimum adjusted Earnings before Interest, Taxes, Depreciation and Amortization (and further excluding non-cash stock based compensation expense, and other unique or non-recurring transactions that may occur, and any accrual for the payment under the 2023 Cash Bonus Plan) (“EBITDA”) margin percentage (the “Minimum Operating Percentage Target”).

Product Development Milestone

The portion of the cash bonuses that relates to the Company product development milestone generally requires the Company to launch new products. An individual product development milestone must be achieved within a required time period for the applicable portion of the 2023 Cash Bonus Plan to be achieved. Number of new product launches serve as both a minimum threshold for achieving 50% payout and an outperformance threshold for achieving up to 200% payout under this portion of the 2023 Cash Bonus Plan. Overall goal achievement is subject to the Compensation Committee’s final discretion, and determination of the Company’s product development milestone will be based on the level of achievement by the Company during fiscal year 2023.

Customer Satisfaction-Related Objective

The portion of the cash bonuses that relates to the Company customer satisfaction-related objective generally requires the Company to achieve a minimum annual metric related to customer support and services. Defined metrics serve as both a minimum threshold for achieving 50% payout and an outperformance threshold for achieving up to 200% payout under this portion of the 2023 Cash Bonus Plan. Overall goal achievement is subject to the Compensation Committee’s final discretion, and determination of the Company’s customer satisfaction-related objective will be based on the level of achievement by the Company during fiscal year 2023.

Exhibit 10.1
Award Determination

Bonus payments under the Bonus Plan, if any, will be made at the discretion of the Board or the Committee. The financial performance component, product development component, and customer-related component of the Bonus Plan may be earned independent of one another. If the Company does not achieve any portion of any of the components of the Bonus Plan, no payouts will be made unless the Board of Directors or the Compensation Committee, in their sole discretion, determines that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis. All determinations and decisions made by the Board of Directors or the Compensation Committee pursuant to the provisions of the Bonus Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Payout and Administration

Bonus calculations will based on 2023 salaries paid. Payment of bonuses will be made as soon as practical after the end of the plan year, but not later than March 15, 2024. Participants must be actively employed at the time of payout to be eligible for any bonus payment. The Board of Directors or the Compensation Committee may approve payments to any eligible plan participant. The Board of Directors or the Compensation Committee can modify the Bonus Plan, including timing and form of payments, at any time in their sole discretion. Amounts payable under the Bonus Plan are intended to comply with the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thus be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. The Board of Directors and the Compensation Committee intend to administer the Bonus Plan in a manner consistent with this rule. Any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.